EXHIBIT 10.15

                        REEBOK INTERNATIONAL LTD.
                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN



SECTION 1.  PURPOSE

     The purpose of this Plan is to reward certain key executive employees of Reebok International Ltd. and its subsidiaries (the
"Employer") through supplemental retirement payments.

SECTION 2.  ADMINISTRATION

     The Plan will be administered by the Compensation Committee of the Board of Directors of the Employer (the "Compensation Committee"). The Compensation Committee has the full discretionary power and authority to interpret the plan, select employees to participate in the Plan, determine benefit amounts, make all other decisions relating to the administration and operation of the Plan, and may promulgate rules and regulations governing the administration and operation of the Plan and its own acts and proceedings. The decisions of the Compensation Committee relating to the Plan will be final and conclusive on all persons.

SECTION 3.  PARTICIPANTS

     Participants in the Plan will be those key executive employees of the Employer selected from time to time by the Compensation Committee to participate in plan benefits.

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SECTION 4.  BENEFITS

     (a) Normal Retirement Benefit. Each Participant who attains age 60 while an employee of the Employer may retire on the first day of any month thereafter and receive an annual normal retirement benefit calculated as of his or her retirement date equal to twenty-five percent (25%) of his or her Final Average Total Compensation ( as hereinafter defined) multiplied by a fraction the numerator of which is his or her Full Years of Continuous Service (hereinafter defined) (which in no event shall exceed 15) at the time of his or her retirement and the denominator of which is 15.

     (b) Early Retirement Benefit. Each Participant who attains age 55 while an employee of the Employer and who has completed five Full Years of Continuous Service may retire on the first day of any month thereafter and receive an annual early retirement benefit calculated as of his or her retirement date in the same manner as described in Section 4(a) above, but reduced by an amount equal to .41666% multiplied by the aggregate number of months between the date his or her benefit commences and the date he or she attains age 60.

     (c) Vested Benefit. Each Participant who has completed at least 10 Full Years of Continuous Service and who terminates employment prior to his or her early retirement date described in
Section 4(b) above will be entitled to receive an annual vested benefit, commencing on the first day of any month after he or she attains age 55, calculated as of his or her termination of employment date in the same manner as described in Section 4(a) above, but reduced by an amount equal to .41666% multiplied by the aggregate number of months between the date his or her benefit commences and the date he or she attains age 60.

     (d) Payments of Benefits. The annual benefit payable to a Participant under Section 4(a), (b) or (c) above will be paid to the Participant in equal monthly installments on the first day of each month during the Participant's lifetime, and, following the Participant's death, one half of such annual benefit shall be paid in the same manner to the Participant's surviving spouse, if any, during the spouse's lifetime (but in no event shall payment to the spouse continue for more than 30 years following such date).

     (e) Benefit Definitions. For purposes of this Section 4, the following terms have the following meanings:

          (1) Final Average Total Compensation means the average of the Participant's Total Compensation for the three calendar years out of the five consecutive calendar years immediately prior to the year in which the Participant retires, in which the Participant had the highest Total Compensation.

          (2) Total Compensation means, for any calendar year, the Participant's base compensation and annual incentive bonus payments earned from the Employer for such calendar year, plus any amount that would have been paid to the Participant by the Employer as base compensation or incentive bonus but for a salary reduction agreement in effect during such year pursuant to Sections 125 or 401(k) of the Internal Revenue Code of 1986 as amended.

          (3) Full Years of Continuous Service will be based on full years and completed months of continuous service as determined by the Compensation Committee in its sole discretion.

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SECTION 5.  PRE-RETIREMENT DEATH BENEFIT

     In the case of a Participant who dies after attaining the age or service requirements described in 4(a), (b) or (c) above, but prior to the commencement of his or her benefits under
Section 4 above, his or her surviving spouse, if any, will be entitled to receive the following death benefit. Such death benefit, commencing with the month following the later of (i) the month in which the Participant dies or (ii) the month in which the Participant would have attained age 55, shall be payable in equal monthly installments on the first day of each month during such spouse's lifetime (but in no event shall payment to the spouse continue for more than 30 years), and shall be equal to one-half of the amount of benefit the Participant would have received if he or she had commenced receiving benefits under
Section 4 above immediately prior to the later of (x) the date of the Participant's death (y) the date the Participant would have attained age 55.

SECTION 6.  NO PLAN ASSETS

     All benefits payable under the Plan will be paid from the general assets of the Employer.

SECTION 7.  PARTICIPANT'S RIGHTS; NO ASSIGNMENT

     A Participant's rights to benefits under the Plan shall be no greater than the rights of a general, unsecured creditor of the Employer, and shall not be assignable or subject to alienation, anticipation, garnishment, attachment, or any other legal process by his creditors.

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SECTION 8.  NO CONTRACT OF EMPLOYMENT

     The Plan will not be deemed to constitute a contract of employment between the Employer and any Participant, or to be consideration for the employment of any Participant.

SECTION 9.  APPLICATION OF ERISA

     The Plan is intended to be "a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and shall be administered in a manner consistent with that intent.

SECTION 10.  AMENDMENT OR TERMINATION

     This Plan may be amended or terminated at any time and in any respect by the Compensation Committee or the Employer.

SECTION 11.  GOVERNING LAW

     This Plan shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

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SECTION 12.  LEGAL FEES AND EXPENSES

     The Employer shall pay all legal fees and expenses, including but not limited to, counsel fees, stenographer fees, printing cost, etc. reasonably incurred by a Participant in obtaining any benefit to which the Participant is entitled under this Plan.

     IN WITNESS WHEREOF, Reebok International Ltd. has caused this Plan to be executed by its officer hereunto duly authorized this 15th day of February, 1996.

                              REEBOK INTERNATIONAL LTD.


                              By: /S/ JOHN B. DOUGLAS III

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